C O L E
COLE CREDIT PROPERTY TRUST II, INC.

January 6, 2006

Contact:
John H. Lotka, Chief Marketing Officer
602-778-8739

For Immediate Release:

Cole Credit Property Trust II, Inc. Declares 2006 First Quarter Distribution and Pays 2005 Fourth Quarter Distribution.

On January 3, 2006, the board of directors of Cole Credit Property Trust II, Inc. (the “Company”) authorized a distribution of $0.05 per share for stockholders of record on each of January 7, 2006 and February 7, 2006 and a distribution of $0.0521 per share for stockholders of record on March 7, 2006. The payment date for each of the distributions will be in April 2006, but in no event later than April 6, 2006. The monthly distributions for January and February are calculated to be equivalent to an annualized distribution of six percent (6%) per share, assuming a purchase price of $10.00 per share. The March distribution is calculated to be equivalent to an annualized distribution of six and one-quarter percent (6.25%) per share, assuming a purchase price of $10.00 per share.

On January 3, 2006, the Company paid previously authorized distributions of $0.05 per share for stockholders of record on each of October 7, 2005, November 7, 2005 and December 7, 2005. The monthly distributions were calculated to be equivalent to an annualized distribution of six percent (6%) per share, assuming a purchase price of $10.00 per share.

About Cole Credit Property Trust II, Inc.

Cole Credit Property Trust II, Inc. is a Maryland corporation that intends to qualify as a real estate investment trust beginning with the taxable year ended December 31, 2005. The investment objectives of Cole Credit Property Trust II, Inc. are to provide current income, preservation and return of capital, and growth in the value of its investments.

This release may contain forward-looking statements relating to the business and financial outlook of Cole Credit Property Trust II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectus for the offering of equity of Cole Credit Property Trust II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

2555 E. Camelback Road, Suite 400
Phoenix, AZ 85016
602-778-8700